Exhibit 99.1

FOR IMMEDIATE RELEASE:

Date:	July 25, 2007
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Increased Second Quarter Earnings, Declaration of Quarterly
Dividend and Approval of Additional Stock Repurchase

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and six month periods ended June 30, 2007.

Net income for the Company for the three-month period ended June 30, 2007 was $747,000, or $0.09 per diluted share, compared to a net loss of $78,000, or ($0.01) per diluted share for the same period in 2006. The increase in net income was primarily attributable to a decrease in non-interest expense of $1.4 million and an increase in non-interest income of $89,000. Partially offsetting these items was a decrease in quarterly net interest income of $257,000 and an increase in income tax expense of $383,000.

The $257,000 decrease in net interest income reflects a $33,000 increase in interest income which was offset by a $290,000 increase in interest expense. Interest income earned on the loan portfolio increased by $319,000, or 8.0%, due to growth in the average portfolio of 5.9% over the second quarter of 2006 level, as well as increased yields. Income on investments decreased by $24,000, or 24.0%, from the same period last year due to maturities of investment securities. Earnings on interest bearing deposits decreased by $262,000 compared to the second quarter of 2006, due to investment of those funds in treasury stock, the loan portfolio and bank-owned life insurance. Yields on earning assets increased to 6.48% for the quarter ended June 30, 2007, up from 6.23% for the same quarter of 2006.

The increase in interest expense represents an increase in the Company's cost of funds to 2.35% for the three months ended June 30, 2007 from 1.87% for the same period in 2006, reflecting prevailing market interest rates. The average balance of borrowings increased to $23.7 million for the second quarter of 2007 from $9.0 million for the same period of 2006. The Company's net interest margin for the three months ended June 30, 2007 was 4.81% compared to 5.02% for the same period in 2006.

The Company recorded no provision for loan losses in the second quarters of 2007 or 2006, as a result of minimal charge-off activity and the continued stable asset quality of the overall loan portfolio in both periods. The loan loss allowance as a percentage of total loans was 0.71% at June 30, 2007 compared to 0.74% at December 31, 2006. The allowance for loan losses as a percent of non-performing loans was 153.7% at June 30, 2007, compared to 178.0% at the previous year end.

Non-interest income for the second quarter of 2007 increased to $555,000 from $466,000 for the same period in 2006. In the second quarter of 2007, the Company recorded $11,000 of gains on securities sales, while no securities were sold in the second quarter of 2006. In the second quarter of 2007 the Company recorded an additional $62,000 of increased cash surrender value on bank- owned life insurance over what was earned in the second quarter of 2006.

Non-interest expense for the second quarter of 2007 was $2.7 million as compared to $4.0 million for the same period in 2006. In the quarter ended June 30, 2006, the Company made stock based compensation grants in the form of options and restricted shares. Generally, these grants vest and are expensed ratably over a five year period, or in the case of retirement. However, certain of the recipients met retirement eligibility criteria at the date of grant and their grants were required to be expensed immediately. This resulted in an additional $1.4 million of stock-based compensation expense being recorded in the second quarter of 2006. The increase in income tax expense in the second quarter of 2007 was primarily a result of higher pre-tax earnings.

Net income for the Company for the six month period ended June 30, 2007 increased to $1.6 million, or $0.20 per diluted share, from $730,000, or $0.08 per diluted share for the same period of 2006. The increase in earnings per share is a result of both the increase in net income and a decrease in diluted average shares from 8,905,956 for the first half of 2006 to 7,905,246 for the same period of 2007, as a result of ongoing treasury stock purchases. The increase in net income was primarily the result of a decrease in loan loss provision of $115,000, an increase in non-interest income of $191,000 and a decrease in non-interest expense of $1.5 million, partially offset by a decrease in net-interest income before loan loss provision of $579,000 and an increase in income tax expense $364,000. Operating results for the first halves of 2007 and 2006 were similarly impacted by the factors discussed in the second quarter analysis, above.

Total assets increased to $310.9 million at June 30, 2007 from $298.8 million at December 31, 2006, principally due to increases in the loan portfolio. Over the same period, deposits increased to $205.8 million from $196.0 at year end 2006.

Charles M. Sprock, Chairman, CEO and President said, "In spite of the challenging interest rate environment which we continue to operate in, we have attained an interest rate margin far in excess of many of our peers. At the same time we have experienced both loan portfolio and deposit base growth while maintaining strong asset quality."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.0 cents ($0.08) per share for stockholders of record at the close of business on August 10, 2007. The dividend is payable on August 24, 2007.

Finally, the Company announced that its Board of Directors authorized the repurchase of up to 415,000 shares (approximately 5%) of its outstanding common stock as part of the Company's capital management program. This authorization is in addition to the 423,000 share repurchase approved by the Company's Board of Directors in January 2007. Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. This repurchase program is authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution you not to place undue reliance on such forward-looking statements, which speak only as of the date made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the facts that affect our business.

Rome Bancorp, Inc.

Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

			As of
			June 30,	December 31,
			2007	2006
Selected Financial Condition Data:
Total assets			$310,896	$298,759
Loans, net			272,665	262,572
Securities			6,189	6,841
Cash and cash equivalents			9,147	7,858
Total deposits			205,773	196,005
Borrowings			24,957	20,172
Total shareholders' equity			74,655	77,031
Allowance for loan losses			1,958	1,965
Non-performing loans			1,274	1,104
Non-performing assets			1,319	1,149

	For the three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Selected Operating Data:
Interest income	$4,420	$4,387	$8,765	$8,794
Interest expense	1,143	853	2,188	1,638
Net interest income	3,277	3,534	6,577	7,156
Provision for loan losses	-	-	-	115
Net interest income after provision for loan losses	3,277	3,534	6,577	7,041
Non-interest income:
Service charges and other income	544	466	1,070	879
Net gain on securities	11	-	11	11
Total non-interest income	555	466	1,081	890
Non-interest expense	2,661	4,037	5,184	6,675
Income (loss) before income taxes	1,171	(37)	2,474	1,256
Income tax expense	424	41	890	526
Net income (loss)	$747	$(78)	$1,584	$730

Rome Bancorp, Inc.

Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

		For the three months ended		For the six months ended
		June 30,		June 30,
		2007	2006	2007	2006
Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings (loss) per share		$0.10	$(0.01)	$0.20	$0.08
Diluted earnings (loss) per share		$0.09	$(0.01)	$0.20	$0.08
Return on average assets		0.99%	(0.10)%	1.06%	0.48%
Return on average equity		3.96%	(0.34)%	4.18%	1.62%
Net interest rate spread	1	4.13%	4.36%	4.18%	4.39%
Net interest margin	1	4.81%	5.02%	4.87%	5.05%
Non-interest expense to average assets		3.52%	5.33%	3.46%	4.40%
Efficiency ratio	1	69.41%	100.39%	67.55%	82.60%
Average interest-earning assets to average interest-bearing liabilities		140.83%	155.27%	142.41%	157.72%

				As of
				June 30,	December 31,
				2007	2006
Equity Ratios:
Equity to assets				24.01%	25.78%
Book value per share				$8.95	$9.10

Asset Quality Ratios:
Nonperforming loans as percent of loans				0.46%	0.42%
Nonperforming assets as percent of total assets				0.42%	0.38%
Allowance for loan losses as a percent of loans				0.71%	0.74%
Allowance for loan losses as a percent of non-performing loans				153.7%	178.0%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.